CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


We consent to the use in this Post-Effective Amendment No. 19 to the AmeriPrime Funds' Registration Statement on Form N-1A to the references made to us under the captions "Financial Highlights" and "Auditors" included in each Prospectus and under the caption "Accountants" included in each Statement of Additional Information. With respect to those series registered pursuant to Post-Effective Amendments Nos. 17 and 18, we consent, upon their respective effective dates, to the use of our name under the caption "Auditors" included in each Prospectus and under the caption "Accountants" included in each Statement of Additional Information.


/s/

McCurdy & Associates CPA's, Inc.
Westlake, Ohio
November 30, 1998